CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Amount to be Registered	Maximum Offering Price Per Share (1)	Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1) (2)
Common stock, par value $0.01 per share	3,686,234	$18.26	$67,292,201.67	$8,667.24

(1)
Estimated solely for purposes of calculating the registration fee.  The estimate has been computed in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), and is calculated based upon the average of the high and low sales prices of the common stock on August 11, 2014, as reported on the New York Stock Exchange.

(2)	Calculated in accordance with Rules 457(r) under the Securities Act.

 Filed Pursuant to Rule 424(b)(7)
Registration No. 333-190532

PROSPECTUS SUPPLEMENT NO. 3
(To Prospectus Dated July 15, 2014)

3,686,234 Shares

Common Stock

Unless otherwise noted or unless the context otherwise requires, all references in this prospectus supplement no. 3 to “we,” “us,” “our,” “NorthStar,” “the Company” or similar references means NorthStar Realty Finance Corp., including its subsidiaries.

This prospectus supplement no. 3 updates the prospectus dated July 15, 2014, as supplemented by the prospectus supplements dated July 28, 2014 and July 23, 2014, relating to the resale of shares of common stock of NorthStar, by exchanging noteholders identified in the prospectus, that may be issued to them upon the exchange of 5.375% Exchangeable Senior Notes due 2033 initially issued and sold by NorthStar Realty Finance Limited Partnership (which was merged out of existence on June 30, 2014 and which notes were assumed by us pursuant to a supplemental indenture dated June 30, 2014) in private transactions on June 19, 2013 and July 1, 2013, which we refer to herein as the “Notes.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 5 of the accompanying prospectus dated July 15, 2014, on page 19 of our Annual Report on Form 10-K for the year ended December 31, 2013 and on page 103 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement no. 3 is August 12, 2014.

SELLING STOCKHOLDERS

The following information supplements the information set forth under the caption “Selling Stockholders” in the prospectus dated July 15, 2014, as supplemented by the prospectus supplements dated July 28, 2014 and July 23, 2014. The following updated information is based upon information provided to us by certain holders of the Notes who elected to exchange their Notes (the “Exchanging Noteholders”) and is accurate to the best of our knowledge as of August 11, 2014.
 The following table sets forth information, as of August 11, 2014, with respect to the Exchanging Noteholders, the number of shares of NorthStar common stock (i) that the Exchanging Noteholders beneficially owned as of that date and (ii) that is expected to be beneficially owned by the Exchanging Noteholders immediately after the exchange of their Notes, based on our current “Share Settlement” election, as described in Section 4.11(a)(1) of the indenture governing the Notes. The information is based on information provided by or on behalf of the Exchanging Noteholder. The percent of shares of common stock beneficially owned following the exchange is based on 197,862,409 shares of common stock outstanding as of August 11, 2014, plus the number of shares of common stock issuable upon exchange of the Notes beneficially owned by all of the Exchanging Noteholders listed in the table below.
 Unless otherwise indicated in the footnotes below, we believe that the Exchanging Noteholders will have sole voting and investment power with respect to all shares beneficially owned. Because the Exchanging Noteholders may offer, pursuant to this prospectus supplement no. 3, all or some portion of the common stock listed below, no estimate can be given as to the amount of common stock that will be held by the Exchanging Noteholders upon consummation of any sales. In addition, the Exchanging Noteholders may have sold, transferred or otherwise disposed of, in transactions exempt from registration requirements of the Securities Act of 1933, as amended, or the Securities Act, some or all of their Notes or common stock since the date as of which such information was provided to us.
 Unless otherwise set forth below, the Exchanging Noteholders have not had any material relationship with us or any of our affiliates within the past three years, other than as a noteholder and, if applicable, as a stockholder.
 Information about exchanging noteholders may change over time. Any changed information given to us by exchanging noteholders will be set forth in prospectus supplements or amendments to the prospectus dated July 15, 2014 if and when necessary.

	Shares Beneficially Owned Before Offering by the Exchanging Noteholders		Number of Shares Being Offered For Resale by the Exchanging	Shares Beneficially Owned After Offering by the Exchanging Noteholders
Name	Number	Percent (1)	Noteholders (2)	Number (2)	Percent

Apollo Credit Strategies Master Fund Ltd. (3)	4,629,362(4)	2.30%	2,322,303	2,307,059	1.14%
Apollo Value Investment Master Fund, L.P. (3)	2,702,998(5)	1.34%	1,363,931	1,339,067	*
Unnamed stockholders or any future transferees, pledgees, donees or successors of or from any such unnamed stockholders (6)
 _____________________
*                              Less than 1%.

(1)
Calculated based on Rule 13d-3(d)(i) under the Securities Exchange Act of 1934, as amended, using 197,862,409 shares outstanding on August 11, 2014, plus the number of shares of common stock issuable upon exchange of the Notes beneficially owned by all of the Exchanging Noteholders listed in the table. However, we did not assume exchange of any other holder’s Notes.

(2)
Assumes the Exchanging Noteholders sell (i) all of the common stock being issued to the Exchanging Noteholders upon exchange of the Notes, and (ii) none of the common stock beneficially owned by the Exchanging Noteholders, if any, prior to the exchange.

(3)
Pursuant to investment management agreements, each of Apollo ST Fund Management LLC (“Apollo ST Adviser”) and Apollo Value Management, L.P. (“Apollo Value Adviser”), maintains investment and voting power with respect to the securities held by Apollo Credit Strategies Master Fund Ltd. and Apollo Value Investment Master Fund, L.P., respectively. Apollo Global Management, LLC (NYSE: APO) is the indirect parent of each of Apollo ST Adviser and Apollo Value Adviser. Each of Apollo Credit Strategies Master Fund Ltd. and Apollo Value Investment Master Fund, L.P. has indicated that it is affiliated with a registered broker-dealer and has represented that it acquired its securities in the ordinary course of business and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. To the extent that we become aware that such Exchanging Noteholders did not acquire their securities in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus is a part to designate such person as an “underwriter” within the meaning of the Securities Act.

(4)
Includes 2,307,059 shares of common stock beneficially owned by Apollo Credit Strategies Master Fund Ltd. in addition to the shares of common stock issuable upon the exchange of the Notes and is rounded to avoid fractional shares.

(5)
Includes 1,339,067 shares of common stock beneficially owned by Apollo Value Investment Master Fund, L.P. in addition to the shares of common stock issuable upon the exchange of the Notes and is rounded to avoid fractional shares.

(6)	We will identify additional exchanging noteholders, if any, by prospectus supplement or post-effective amendment before they offer or sell their securities as and when required.